SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             VERIFONE HOLDINGS, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    92342Y109
              -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of, more than five percent of the class of, securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2                            Schedule 13G

CUSIP No. 92342Y109

- ---------------------------------------------------------------------
   1   NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
       PERSON

       Fred Alger Management, Inc.      13-2510833
       Fred M. Alger III                ###-##-####

- ---------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [  ]
                                                             (b) [ X]
- ---------------------------------------------------------------------
   3   SEC USE ONLY

- ---------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York, New York

- ---------------------------------------------------------------------
                  5    SOLE VOTING POWER
     SHARES              3,474,000
  BENEFICIALLY    -----------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      -----------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             3,474,000
                  -----------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-

- ---------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         3,474,000

- ---------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

- ---------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         5.14%

- ---------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*

        Fred Alger Management, Inc.     IA
        Fred M. Alger III               HC

                                  SCHEDULE 13G

Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER:
            VERIFONE HOLDINGS INC.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2099 GATEWAY PLACE,
            SUITE 600, SAN JOSE, CA 95110


ITEM 2(A).  NAME OF PERSON FILING:
            1. Fred Alger Management, Inc.
            2. Fred M. Alger III


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
            1. 111 Fifth Avenue, New York, NY 10003
            2. 111 Fifth Avenue, New York, NY 10003


ITEM 2(C).  CITIZENSHIP:
            1. New York
            2. St. Kitts


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock


ITEM 2(E).  CUSIP NUMBER:
            92342Y109


ITEM 3.     THE PERSON FILING IS A:
            Investment Distributor and Investment Distributor Control
            Person.

                                  SCHEDULE 13G

Page 4 of 5 Pages


ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:
               3,474,000


ITEM 4(B).  PERCENT OF CLASS:
               5.14%


ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (1)       sole power to vote or to direct the vote
                          3,474,000

           (ii)      shared power to vote or to direct the vote
                          -0-

           (iii)     sole power to dispose or to direct the disposition of
                          3,474,000

           (iv)      shared power to dispose or to direct the disposition of
                          -0-


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               n/a


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               n/a

                                  SCHEDULE 13G

Page 5 of 5 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Fred Alger Management, Inc.        IA
               Fred M. Alger III                  HC


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.



ITEM 10.    CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  By: /s/ Hal Liebes


                                                 -------------------------------
                                                  Hal Liebes,
                                                  Executive Vice President

                                                  DATE: October 06, 2005




                                                  By: /s/ Frederick A. Blum


                                                 -------------------------------
                                                  Frederick A. Blum,
                                                  Attorney-in-Fact

                                                  DATE: October 6, 2005